Exhibit 10.62

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 13th day of June, 2007 (the “Effective Date”), between EDGAR Online, Inc. with its principal office at 50 Washington Street, Norwalk, Connecticut 06854 (“Company”), and Susan Strausberg having an address at c/o 50 Washington Street, Norwalk, Connecticut 06854 (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company is a financial and business information company; and

WHEREAS, the Company and the Employee previously entered into an employment agreement dated as of April 26, 2004, as amended on January 31, 2005 (the “Original Agreement”); and

WHEREAS, the Company and the Employee desire to replace and supersede the Original Agreement by entering into this amendment and restatement of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties agree as follows:

1.        Employment. The Company shall employ the Employee and the Employee shall serve the Company, upon the terms and conditions hereinafter set forth.

2.        Term.  The term of the Employee’s employment hereunder shall commence on the Effective Date and unless terminated earlier or extended as provided below, shall continue for a period of three years from the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term and on each anniversary date thereafter, the employment of Employee shall be renewed and extended for additional successive one year terms if but only if (i) Employee gives no less than ninety (90) days notice (the “Proposed Renewal Notice”) prior to the Initial Term (or any other successive one year term, if renewed, as the case may be) and (ii) the Board of Directors of the Company agrees to such extension within thirty (30) days of the Proposal Renewal Notice. Other than the foregoing, the Initial Term shall be the term of this Agreement. Notwithstanding the foregoing, in the event that the Employee’s employment with the Company would terminate as a result of expiration of the then current term or the non-renewal of this Agreement, and the Annual Meeting of Stockholders of the Company occurring in such calendar year has not yet occurred, then the expiration date of the term of this Agreement shall be extended until immediately following the completion of such Annual Meeting of Stockholders. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.        Position and Duties.

(a)       From the Effective Date until the earlier to occur of the 12 month anniversary of the effective date of the employment agreement between the Company and Philip D. Moyer dated April 9, 2007 and the date immediately after any calendar quarter with respect to which the Company reports in a public announcement or a publicly filed report realized GAAP revenues of at least $6.0 million, the Employee shall serve as the Chief Executive Officer of the Company, and have such duties, functions, authority and responsibilities normally associated with such position and office.

(b)        In addition, during the period in which the Employee is serving as the Chief Executive Officer of the Company and thereafter during the Employment Term, the Employee shall, subject to her election to the Board of Directors of the Company (the “Board”), serve as Chairman of the Board of Directors of the Company, and shall preside over Board and shareholder meetings, and, to the extent requested by the then-current Chief Executive Officer of the Company (if it is not the Employee) or the Board, render advice with respect to overall corporate strategy, strategic partners and financing sources, shareholder relations and merger and acquisition opportunities.

(c)        During the Employment Term, the Employee shall devote substantially all of her attention and business time to the business and affairs of the Company as necessary to perform her duties and the Employee will use her best efforts to perform faithfully and efficiently, and to discharge, the Employee’s responsibilities and duties under the Agreement. Notwithstanding the foregoing, the Employee may devote such time to manage her personal affairs and to serve on community, corporate, civic, professional or charitable boards or committees, so long as such activities do not unreasonably interfere with the performance of the Employee’s duties and responsibilities under the Agreement or, with respect to for profit corporate boards, are not competitive with the business of the Company.

4.        Compensation; Annual Bonus; Equity Grant.

(a)       The Employee’s base salary during the Employment Term shall be no less than $265,000 commencing on the Effective Date and shall be payable in accordance with the Company’s payroll practices as in effect from time to time but not less frequently than monthly.

(b)       During the Employment Term, but only while the Employee is serving as Chief Executive Officer of the Company, the Employee shall be eligible to receive an annual incentive payment (pro rated for any partial year of service as Chief Executive Officer of the Company) under the Company’s annual bonus plan as in effect from time to time based on a target bonus opportunity of at least 75% of the Employee’s then applicable base salary, upon the attainment of one or more pre-established performance goals established by the Compensation Committee of the Board (the “Committee”). Such annual incentive payment shall be made in the calendar year following the fiscal year to which such payment relates at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than 120 days following the end of such fiscal year.

5.        Employee Benefits.  During the Employment Term, the Employee shall have the right to participate in any employee benefit plan maintained by the Company for its most senior executive officers, including without limitation, such health and disability insurance plans which the Company may provide to its senior executive officers and for which the Employee is eligible, the premiums of which shall be paid by the Company (e.g., long term disability, life insurance and medical insurance for the Employee and her dependents). During the Employment Term, the Employee will be entitled to four weeks of paid vacation per annum in accordance with the Company’s policy. Such vacation may be taken in the Employee’s discretion with the prior approval of the Company, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

6.        Business Expenses; Legal Fees.  The Company will provide the Employee a monthly commutation allowance of $1,750 per month (the “Commutation Allowance”). This Commutation Allowance shall continue to be provided to the Employee during any period in which severance is being paid pursuant to Section 7(f) hereof. In addition, all reasonable travel, entertainment and other expenses incident to the performance of the Employee’s duties or the rendering of services incurred on behalf of the Company by the Employee during the Employment Term shall be paid by the Company. The Company shall pay Employee’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $12,000.

7.        Termination. Notwithstanding the provisions of Section 2 hereof, the Employee’s employment with the Company may be earlier terminated as follows:

(a)       By action taken by the Board, the Employee may be discharged for cause (as defined below), effective as of such time as the Board shall determine. In addition, the Employee may voluntarily terminate her employment without Good Reason (as defined in Section 7(f) hereof) upon 30 days’ prior written notice to the Company. Upon a termination of employment by the Company for cause or by the Employee without Good Reason pursuant to this Section 7(a), the Company shall have no further obligation or duties to the Employee hereunder, except as provided in Section 19 hereof and for payment of accrued salary, bonus and benefits payable to the Employee through the date of termination of employment, and the Employee shall have no further obligations or duties to the Company, except as provided in Section 8.

(b)       In the event of (i) the death of the Employee or (ii) by action of the Board in the event of the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform her duties hereunder for an aggregate period of 180 days during any one year period, during which 180 day period salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee’s employment under this Section 7(b), the Company shall have no further obligations or duties to the Employee hereunder, except as provided in Section 19 hereof and for payment of accrued salary, bonus (if any) and benefits payable to the Employee through the date of termination of employment and to the extent, but only to the extent she was eligible, for payment of a pro-rata portion of the Employee’s annual bonus, if any, for the fiscal year in which the Employee’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) payable in the following calendar year at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than 120 days following the end of such fiscal year (the “Pro Rata Bonus”), and the Employee shall have no further obligations or duties to the Company, except as provided in Section 8. However, in the event of termination of the Employee’s employment pursuant to this Section 7(b), on the date of the death of the Employee or the 181rst day after the Employee is deemed physically or mentally disabled for the purposes of this Agreement, all stock options and other awards under the Company’s stock option plans shall immediately vest and remain exercisable by the Employee or the Employee’s representative or estate for the period of the lesser of (i) the original term of the stock option and (ii) five years.

(c)       In the event that there is a change of control of the Company (as defined below), and the Agreement is terminated by either the Employee or the Company for whatever reason (other than for the reasons specified in Section 7(a) and (b) hereof) within the Employment Term, the Company shall pay to the Employee, in addition to the payment of accrued salary, bonus and benefits payable to the Employee through the date of termination of employment and the obligations under Section 19 hereof, a monthly payment equal to one-twelfth of the sum of (x) the Employee’s then applicable base salary and (y) the average of the last two cash bonuses paid to the Employee, commencing, subject to the provisions of Section 18(c) hereof, upon such termination. Such payments shall continue for the balance of the remaining term of this Agreement. The Company shall also pay the Employee the Pro Rata Bonus (to the extent applicable) and maintain health benefits for the Employee for a period of twelve months following such termination on a basis no less favorable to the benefits provided by the Company immediately prior to such termination. In addition, all stock options and other awards under the Company’s stock option plans shall immediately vest and remain exercisable for the a period of the lesser of (i) the original term of the stock option and (ii) five years. To the extent that any amounts payable to the Employee hereunder, as well as any other “parachute payments,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Employee in connection with the Employee’s employment by the Company or any affiliate, exceed the limitation of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the Employee shall receive an additional “gross up” payment to indemnify the Employee for the effect of such excise tax, subject to and on the terms and conditions set forth in Exhibit B hereto.

(d)       For purposes of this Agreement, the Company shall have “cause” to terminate the Employee’s employment under this Agreement upon (i) the failure by the Employee to substantially perform her duties under the Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony, or (iv) gross negligence on the part of the Employee. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (iv) above.

(e)       For purposes of this Agreement, a “change of control of the Company” shall mean the occurrence of (i) the acquisition by an individual, entity, or group of the beneficial ownership of 50% or more of (1) the outstanding common stock, or (2) the combined voting power of the Company’s voting securities; provided, however, that the following acquisitions will not constitute a “change of control”: (x) any acquisition by any employee benefit plan of the Company or any affiliate or (y) any acquisition by any corporation if, immediately following such acquisition, more than 50% of the outstanding common stock and the outstanding voting securities of such corporation is beneficially owned by all or substantially all of those who, immediately prior to such acquisition, were the beneficial owners of the common stock and the Company’s voting securities (in substantially similar proportions as their ownership of such Company securities immediately prior thereto); or (ii) the approval by the Company’s stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the common stock and the Company’s voting securities beneficially own, immediately after such transaction, more than 50% of the outstanding common stock and voting securities of the corporation resulting from such transaction (in substantially the same proportions as their ownership, immediately prior thereto, of the common stock and the Company’s voting securities); or (iii) the approval by the Company’s stockholders of the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of the Company.

(f)       In the event that (i) the Company terminates this Agreement during the Employment Term for any reason other than those covered by Section 7(a) through 7(c), or (ii) the Employee terminates the Agreement for “Good Reason” (as defined herein), then, in addition to the payment of accrued salary, bonus and benefits payable to the Employee through the date of termination of employment and the obligations under Section 19 hereof, the Company will continue payment to the Employee of the Employee’s then current base salary and the Commutation Allowance (as provided in Section 6 hereof) for a period equal to the longer of the remaining period in the Employment Term and one year in accordance with the Company’s normal payroll practices as in effect from time to time (but not less frequently than monthly), subject to the provisions of Section 18(c) hereof. The Company shall also pay the Employee the Pro Rata Bonus (to the extent applicable) and maintain health benefits for the Employee following such termination for a period equal to the longer of the then remaining period in the Employment Term (not to exceed eighteen months) and one year on a basis no less favorable to the benefits provided by the Company immediately prior to such termination. In addition, if the Agreement is terminated by either the Company or the Employee pursuant to this Section 7(f), all stock options and other awards under the Company’s stock option plans shall immediately vest and remain exercisable for the period of the lesser of (i) the original term of the stock option and (ii) five years. Good Reason, for purposes of this Agreement, shall mean either (i) a material breach of the Agreement by the Company, (ii) removal of the Employee by the Company from the position of Chairman of the Board or the failure of the Company to nominate Employee for re-election as Chairman of the Board, in each case, for any reason other than those specified in Section 7(a) and (b) hereof or due to Employee’s request, (iii) a material reduction in Employee’s duties or the assignment of duties to Employee that are materially inconsistent with the duties and positions set forth in Sections 3(a) and 3(b) hereof; or (iv) the relocation of the Company’s offices more than 75 miles from its current location. The Employee shall give written notice to the Company, which notice shall specify the grounds for the proposed “Good Reason” and the Company shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (iii) above. Employee acknowledges and agrees that neither (i) the non-renewal of the Employment Term of this Agreement or (ii) the election of Phillip Moyer as Chief Executive Officer on the date specified in Section 3(a) hereof constitutes “Good Reason” under this Agreement.

(g)       In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of subsequent employment. In addition, the Company’s obligation to make any severance payment provided in this Agreement shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or its affiliates under this Agreement or otherwise. Upon termination of the Employment Term, as a condition to receiving any payments or benefits to which she is entitled under Sections 7(c) and 7(f) hereof, the Employee shall execute and deliver to the Company a release in the form attached hereto as Exhibit A prior to March 15 of the calendar year following the calendar year of termination.

8.        Confidentiality; Noncompetition.

(a)       The Company and the Employee acknowledge that the services to be performed by the Employee under the Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral or written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 8(a), including, but not limited to, information relating to: trade secrets, proprietary information, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that she will not during her employment or subsequent to the termination of employment, except as may be required by law or legal process or in the good faith performance of her duties to the Company, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during her employment by the Company, without the prior written consent of the Company; provided, however, that the Employee understands that the Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment. At no time during the Employment Term or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company. At no time during the Employment Term or thereafter shall the Company directly or indirectly, disparage the Employee in any manner that is likely to be harmful to her business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings.

(b)       In consideration of the rights and benefits conferred to the Employee hereunder and for other good and valuable consideration, the Employee hereby agrees that she shall not, during the Employment Term and for a period of one (1) year following such employment (the

“Restrictive Period”), directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities.

(c)       For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraph 8(b) above shall serve as a prohibition against her, during the Restrictive Period, from:

(i)        directly or indirectly, contacting, soliciting or directing any person, firm, or corporation to contact or solicit, any of the Company’s customers, prospective customers, or business partners for the purpose of selling or attempting to sell, any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the Restrictive Period. In addition, the Employee will not disclose the identity of any such business partners, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever;

(ii)        directly or indirectly, engaging or carrying on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, or investor (other than a passive investor with less than a five percent (5%) interest) trustee or through the agency of any corporation, partnership, limited liability company, or association) in any business that is in competition with or engaged in any business in competition with the business of the Company; or

(iii)        soliciting on her own behalf or on behalf of any other person, the services of any person who is an employee of the Company, or soliciting any of the Company’s employees to terminate employment with the Company.

This Section 8(c) shall not be violated by (i) general advertising or recruiting not specifically targeted at Company employees, (ii) the Employee serving as a professional reference for any employee of the Company, or (iii) actions taken by any person or entity that the Employee is associated with if the Employee is not personally involved in any manner in the matter and has not identified such employee for soliciting. In addition, the provisions of Section 8(c)(ii) hereof shall not be violated by the Employee commencing employment with a division or unit of any business that is in competition with the Company so long as the Employee and such division or unit do not engage in a business that is in competition with the Company.

(d)       Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession or under the control of the Employee including all copies thereof, shall be promptly returned to the Company.

(e)       The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of her obligations under this Section 8, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

(f)       The rights and remedies enumerated in Section 8(e) shall be independent of the other, and shall be enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(g)       If any provision contained in this Section 8 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

(h)       This Section 8 shall survive the termination of this Agreement.

(i)       It is the intent of the parties hereto that the covenants contained in this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 8 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

9.        Prior Agreements. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of Employee by the Company (including, without limitation, the Original Agreement).

10.        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at her or its address as set forth in the beginning of this Agreement. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner above provided.

11.        Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the executors, administrators, successors and legal representatives of the Employee and shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall be required to cause any successor to its business or assets to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Employee may not delegate or assign her duties or rights under this Agreement.

12.        Waiver.  Waiver by either party hereto of any breach or default by the other party in respect of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

13.        Complete Understanding: Amendment and Termination.  This Agreement constitutes the complete understanding between the parties with respect to the employment of the Employee hereunder and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set froth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto provided, however, that the waiver by either party hereto of compliance with any provision hereof or of any breach or default by the other party hereto need be signed only by the party waiving such provision, breach or default.

14.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement.

15.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

16.        Paragraph Headings.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.        Consideration. Employee hereby acknowledges and agrees that the employment opportunity encompassed in this Agreement is contingent upon the execution of this Agreement and that such employment, in addition to the mutual promises herein, constitutes adequate consideration for this Agreement.

18.        Tax Matters.

(a)        The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)        The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Company (with specificity as to the reason therefore) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

(c)        Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall not be made or provided (subject to the last sentence of this Section 18(c)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

19.        Indemnification; Liability Insurance.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the maximum extent provided under the By-Laws or other organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company, other than to the extent caused by the Employee’s willful misconduct. This obligation shall survive the termination of the Employee’s employment with the Company. The Company shall use reasonable business efforts to cover the Employee under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EDGAR ONLINE, INC.

By: /s/ Greg Adams

Print Name: Greg Adams

Title: Chief Operating Officer

EMPLOYEE

/s/ Susan Strausberg
Susan Strausberg

EXHIBIT A

Form of Release

FORM OF RELEASE

I, Susan Strausberg, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by EDGAR Online, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of June13 2007 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1.        I understand that any payments or benefits paid or granted to me under Sections 7(c) and (f) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 7(c) and (f) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.        I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”);

provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof, (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company, (iii) my right to appeal a denial of a claim for benefits submitted under any health and welfare insurance program maintained by the Company for the benefit of me or my dependents, (iv) my right to file a claim for unemployment insurance benefits or for workers’ compensation insurance benefits, (v) my right to seek indemnification or reimbursement of expenses under the Company’s organizational documents, By-Laws or any agreement concerning indemnification or reimbursement of expenses, (vi) my right to director and officer insurance coverage, if any, (vii) my rights or claims to enforce the terms of the Agreement, (viii) any right or claim that I may have to obtain contribution as permitted by applicable law in an instance in which both I, on the one hand, and the Company, any affiliate of the Company or any Released Party, on the other hand, are held to be jointly liable, (ix) any claim I may have as an owner of stock in the Company, or (x) any right or claim that may initially arise after the date hereof.

3.        I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.        I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.        In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or, to the extent under my control, indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint or counterclaim on any Claim released under this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company with regard to any released claim, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf released hereunder, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.        I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.        I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.        Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other self-regulatory organization or governmental entity.

9.        Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)        I HAVE READ IT CAREFULLY;

(b)        I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE

DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I	VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)        I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)        I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                          ,              TO CONSIDER IT AND THE CHANGES MADE SINCE THE                          ,              VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)        THE CHANGES TO THE AGREEMENT SINCE                          ,              EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)        I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h)        I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)        I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: June 15, 2007	/s/ Susan Strausberg
Susan Strausberg

EXHIBIT B

Parachute Tax Indemnity Provisions

This Exhibit B sets forth the terms and provisions applicable to the Employee with respect to the “Section 280G Gross-Up Payment” referred to in Section 7(c) of the Agreement. This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.

(i)

In the event that the Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Employee at the time specified in clause (iv) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payment.

(ii)

For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the

Code), the Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee. The determination of the Accountants shall be final and binding upon the Company and the Employee.

(iii)

For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to the Company shall not exceed the interest received or credited to the Employee by such tax authority for the period it held such portion. The Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Employee’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(iv)

The Gross-Up Payment or portion thereof provided for in clause (iii) shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Employee to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iii), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Employee to the Excise Tax. Subject to clauses (iii) and (viii) hereof, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(v)

In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Employee, but the Employee shall control any other issues. In the event that the issues are interrelated, the Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of the Company to accompany the Employee, and the Employee and the Employee’s representative shall cooperate with the Company and its representative.

(vi)	The Company shall be responsible for all charges of the Accountants.

(vii)

The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

(viii)

Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

(ix)

The provisions of this Exhibit B shall survive the termination of the Employee’s employment with the Company for any reason and any amount payable under this Exhibit B shall be subject to the provisions of Section 18(c) of the Agreement.